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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:   TRANSAMERICA INDEX FUNDS, INC.
        ------------------------------
        (a Maryland Corporation)


Address of Principal Business Office
   (No. & Street, City, State, Zip Code):

      570 CARILLON PARKWAY,
      ST. PETERSBURG, FLORIDA 33716

Telephone Number (including area code): 800-443-9975

Name and address of agent for service of process:

JOHN K. CARTER, ESQ.,
TRANSAMERICA INDEX FUNDS, INC.,
ST. PETERSBURG, FL 33716


Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to
      Section 8(b) of the Investment Company Act of 1940 concurrently
      with the filing of Form N-8A:   Yes  /X/                 No / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of St. Petersburg and the state of Florida on the 14th day of May 2002.

                                                 TRANSAMERICA INDEX FUNDS, INC.


                                                 /S/ BRIAN C. SCOTT
                                                ----------------------------
                                                 Brian C. Scott
                                                 President




Attest:

/S/ JOHN K. CARTER
------------------
John K. Carter, Esq.
Vice President & Secretary